Exhibit 99.1

Deborah Kendric	08/06/08
dkendric@statebankofli.com	(516) 495-5050

STATE BANCORP, INC.
Announces Settlement of
Shareholder Derivative Lawsuit

Jericho, N.Y. – State Bancorp, Inc. (the “Company”) announced today that final approval of the Stipulation of Settlement relating to the previously disclosed shareholder derivative lawsuit was signed by Judge Ira B. Warshawsky at the Supreme Court of the State of New York, County of Nassau on Tuesday, August 5, 2008. The litigation, as previously disclosed in the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission, arose in July 2007. The terms of the settlement can be found in the Company’s Form 8-K filed on August 6, 2008.  The final settlement is subject to a statutory thirty day appeal period.

The Company’s President and CEO, Thomas M. O’Brien stated, “We are very pleased to finally have the shareholder derivative lawsuit behind us. The lawsuit was a tremendous distraction to management and the related legal fees represented a significant ongoing expense for our Company’s stockholders. Such legal fees have been running at a level in excess of $1million per quarter over the past year. During this period of general economic dislocation, it is vital that the Company be undistracted in pursuit of its strategic goals.

I am indebted to the Special Litigation Committee comprised of Directors Nicos Katsoulis and the Hon. John J. LaFalce, who have consistently discharged their duties in an independent, faithful, and expeditious manner. Additionally, I would like to thank our stockholders for their patience during this process. We believe the settlement is in the best interest of our stockholders and will further strengthen our Company financially and from a corporate governance standpoint.”

The Company is the holding company for State Bank of Long Island, the largest independent commercial bank headquartered on Long Island.  In addition to its seventeen branches located in the counties of Nassau, Suffolk, Queens and Manhattan, State Bank maintains its corporate headquarters and lending facility in Jericho.  State Bank has built a reputation for providing high-quality personal service to meet the needs of our diverse customer base which includes commercial real estate owners and developers, small to middle market businesses, professional service firms, municipalities and consumers.  State Bank maintains a web site at www.statebankofli.com with corporate, investor and branch banking information.

Forward-Looking Statements and Risk Factors
This news release contains forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for State Bancorp, Inc.  The words “expects,” “believes,” “anticipates” and other similar expressions are intended to identify forward-looking statements.  The forward-looking statements involve certain risks and uncertainties.  Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, but are not limited to, the following:  (1) general economic conditions, (2) competitive pressure among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technical factors affecting State Bancorp, Inc.’s operations, pricing, products and services.  Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.statebankofli.com/corporate.  The Company undertakes no obligation to publish revised events or circumstances after the date hereof.